American High-Income Municipal Bond Fund
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

July 31, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$92,406
Class B	$724
Class C	$5,748
Class F1	$7,482
Class F2	$3,554
Class R6	$86
Total	$110,000

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6647
Class B	$0.5599
Class C	$0.5528
Class F1	$0.6541
Class F2	$0.6928
Class R6	$0.1518

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	151,068
Class B	1,041
Class C	11,233
Class F1	12,621
Class F2	5,726
Class R6	872
Total	182,561

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$15.13
Class B	$15.13
Class C	$15.13
Class F1	$15.13
Class F2	$15.13
Class R6	$15.13